Clorox Reports Q1 Fiscal Year 2027 Results, Updates Outlook
OAKLAND, Calif., Nov. 2, 2026 — The Clorox Company (NYSE: CLX) today reported results for the first quarter of fiscal year 2027, which ended Sept. 30, 2026.
“We entered this fiscal year focused on steadily improving performance while navigating continued input cost pressures. We made good progress in the first quarter, delivering better-than-expected results through strong execution and timing benefits," said Chair and CEO Linda Rendle. “The cost environment has become more challenging, with higher inflationary pressures reflected in our updated outlook. We have plans in place to mitigate these pressures while continuing to invest behind our brands. Importantly, we continue to make progress against our strategic priorities, including improving market share and integrating GOJO to unlock the full potential of Clorox Purell ProCare. We remain confident in the strength of our long-term trajectory and our ability to create sustainable value for shareholders.”
First-Quarter Fiscal Year 2027 Summary
Following is a summary of key results for the first quarter. All comparisons are with the first quarter of fiscal year 2026 unless otherwise stated.
•Net sales increased 33% to $1.91 billion. The impact of the GOJO acquisition was about 15 points. Organic sales1 increased 18%, reflecting the impact of lapping the ERP transition-related inventory drawdown in the year-ago quarter.
•Gross margin decreased 130 basis points to 40.4% from 41.7% in the year-ago quarter, primarily driven by higher commodity costs and higher manufacturing and logistics costs, partially offset by higher volume and cost savings. The impact from inventory step-up of the GOJO acquisition was about 50 basis points.
•Diluted net earnings per share (diluted EPS) increased 114% to $1.39 from $0.65 in the year-ago quarter. The increase includes the impact of lapping the company's investment in digital capabilities and productivity enhancements compared to the prior period, partially offset by GOJO transaction costs primarily related to integration costs and inventory step-up.
•Adjusted EPS1 increased 82% to $1.55 from $0.85 in the year-ago quarter, primarily driven by higher net sales, cost savings and a lower tax rate, partially offset by higher commodity costs and higher manufacturing and logistics costs. Adjusted EPS growth rate reflects the impact of lapping the ERP transition-related inventory drawdown in the year-ago quarter, which was about 90 cents.
•Year-to-date net cash provided by operations was $143 million compared to $93 million in the year-ago period, representing a 54% increase.

This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.
1Organic sales growth / (decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are recent strategic and operational highlights:
•Delivered one of the strongest quarters of cost savings on record, while continuing to advance productivity initiatives and capabilities that provide fuel to invest in growth and innovation.
•Officially launched Clorox Purell ProCare, bringing together CloroxPro and GOJO with a unified sales and service organization and network of leading distributors that provide professional and healthcare customers convenient access to a broad portfolio of innovative solutions from trusted brands.
•Continued to invest in consumer-inspired innovation across the portfolio, including Burt’s Bees Hydrating Lip Balms and Lip Tints in a new squeeze tube format, Purell Hand Sanitizer Sprays in new scents, seasonal Glad, Pine-Sol and Clorox Scentiva offerings and Hidden Valley Ranch Spooky Ranch, bringing consumers more variety and seasonal options from brands they know and trust.
•Named one of the World’s Most Trustworthy Companies by Newsweek and recognized among America’s Most Innovative Companies by both Forbes and Business Insider reflecting the company’s continued focus on operating with integrity and creating superior experiences for consumers.
Key Segment Results
The following is a summary of key first-quarter results by reportable segment. All comparisons are with the first quarter of fiscal year 2026 unless otherwise stated.
Net sales increased 33%, driven by 31 points of higher volume and 2 points of favorable price mix. The impact of the GOJO acquisition was 15 points. First-quarter organic sales increased 18%, reflecting about 18 points of benefit from lapping the ERP transition-related inventory drawdown in the year-ago quarter.
Health and Wellness (Cleaning; Professional Products)
•Net sales increased 62%, driven by 55 points of higher volume and 7 points of favorable price mix. The GOJO acquisition contributed approximately 39 points to net sales growth. Organic sales increased 23%, primarily driven by the impact of lapping the ERP transition-related inventory drawdown in the year-ago quarter.
•Segment adjusted EBIT2 increased 69%, primarily due to higher net sales and cost savings, partially offset by higher manufacturing and logistics costs and higher commodity costs.
Household (Bags and Wraps; Cat Litter; Grilling)
•Net sales increased 17%, driven by 17 points of higher volume. The volume increase was primarily driven by the impact of lapping the ERP transition-related inventory drawdown in the year-ago quarter.
•Segment adjusted EBIT increased 11%, primarily due to higher net sales, partially offset by higher commodity and manufacturing and logistics costs.
Lifestyle (Food; Water Filtration; Natural Personal Care)
•Net sales increased 16%, driven by 15 points of higher volume and 1 point of favorable price mix. The volume increase was primarily driven by the impact of lapping the ERP transition-related inventory drawdown in the year-ago quarter.
•Segment adjusted EBIT increased 58%, primarily due to higher net sales, partially offset by higher commodity costs.
2 Adjusted EBIT is a non-GAAP measure. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

International (Sales Outside the U.S.)
•Net sales increased 11%. Organic sales increased 9%, driven by 9 points of organic volume growth, supported by strong shipments across several regions, particularly in Latin America.
•Segment adjusted EBIT increased 63%, primarily due to higher net sales and cost savings, partially offset by higher commodity costs.

ERP Transition Impact
During the fourth quarter of fiscal year 2025, retailers placed orders in advance of the company's ERP system transition in the U.S. to minimize any potential inventory impacts during the implementation phase. The shipments of incremental inventory provided a benefit to fourth-quarter 2025 net sales. These shipments added about 3.5 points of sales and about 90 cents of earnings per share to fiscal year 2025.
In fiscal year 2026, retailers drew down on this inventory during the company's ERP transition period, resulting in lower shipments. From a year-over-year sales growth perspective, the reduction in sales from this inventory drawdown translates to about 7.5 points of decline as compared to the higher base in fiscal year 2025. Similarly, this inventory drawdown reduced fiscal year 2026 earnings per share by about 90 cents. In comparison to the higher base in fiscal year 2025, this results in a year-over-year reduction of about 28% to fiscal year 2026 diluted earnings per share and about 23% to fiscal year 2026 adjusted earnings per share.
In fiscal year 2027, the company will lap the above-described inventory drawdown, which is expected to result in more than 3.5 points of benefit to net sales growth. This lap is also expected to benefit the company’s adjusted EPS growth.
Fiscal Year 2027 Outlook
The company is maintaining its sales and adjusted EPS outlook ranges. Based on the latest assumptions on input costs and acquisition synergies, the company updated its gross margin and selling and administrative expenses, and expects adjusted EPS results closer to the low end of the range.
•Net sales are still expected to be up 13% to 14% compared to the prior year, including about 9.5 points of benefit from the GOJO acquisition. Organic sales are expected to increase about 3.5% to 4.5%, including more than 3.5 points of benefit from lapping the ERP-related drawdown in the prior fiscal year.
•Gross margin is now expected to be about 41.5%, reflecting higher-than-normal inflationary headwinds and negative mix more than offsetting the benefits from cost savings and pricing actions. This includes about 20 basis points of negative impact primarily related to the GOJO inventory step-up.
•Selling and administrative expenses are now expected to be about 15.5% of net sales. This includes about 40 basis points of negative impact from GOJO transaction-related costs.
•Advertising and sales promotion spending is still expected to be about 10% of net sales. This assumes about 12% of net sales for its retail businesses.
•The company's effective tax rate is still expected to be about 23%.
•Diluted EPS is still expected to be between $5.41 and $5.71, a year-over-year increase of 12% to 19%, respectively. This includes about 29 cents of impact from transaction-related costs associated with the GOJO acquisition, which are expected to flow through cost of goods sold as well as selling and administrative expenses.
•Adjusted EPS is still expected to be between $5.70 and $6.00, or an increase between 3% and 8%, respectively. These growth rates include the benefit of lapping the inventory drawdown related to the ERP transition in the prior year.

Net sales (percentage change versus the year ago period)
	Fiscal year 2025 full year	Fiscal year 2026 full year	Fiscal year 2027 full year outlook
	Impact	Impact	Low	High
Net sales growth / (decrease) (GAAP)	0%	(5)%	13%	14%
Add/(Subtract): Divestitures/acquisitions	5	(3)	(9.5)	(9.5)
Organic sales growth / (decrease) (non-GAAP)	5%	(8)%	3.5%	4.5%

Note: Approximate impact from incremental shipments related to ERP transition	3.5%	(7.5)%	>3.5%	>3.5%

Diluted earnings per share
	Fiscal year 2025 full year	Fiscal year 2026 full year	Fiscal year 2027 full year outlook
	Impact	Impact	Low	High
As estimated (GAAP)	$6.52	$4.81	$5.41	$5.71
Loss on divestiture	0.94	—	—	—
Acquisition and integration costs	—	0.36	0.29	0.29
Cyberattack costs, net of insurance recoveries	(0.42)	—	—	—
Digital capabilities and productivity enhancements investment	0.68	0.36	—	—
As adjusted (non-GAAP)	$7.72	$5.53	$5.70	$6.00

Note: Approximate impact from incremental shipments related to ERP transition	$0.90	$(0.90)	$—	$—
Clorox Earnings Conference Call Schedule
At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its first quarter fiscal year 2027 results.
At 5 p.m. ET today, the company will host a live Q&A audio webcast with Chair and CEO Linda Rendle and Chief Financial Officer Luc Bellet to discuss the results.
Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.

For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin drivers information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share (EPS)
Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.
About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Headquartered in Oakland, California since 1913, Clorox integrates sustainability into how it does business. Driven by consumer-centric innovation, the company is committed to delivering clearly superior experiences through its trusted brands, including Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, PineSol® and Purell® as well as international brands such as Chux®, Clorinda® and Poett®. Visit thecloroxcompany.com to learn more.
Clorox Media Contact:
corporate.communications@clorox.com
Clorox Investor Relations Contact:
investorrelations@clorox.com
CLX-F

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, regarding the acquisition and integration of GOJO Industries, Inc. (“GOJO” and now operating as Clorox Purell ProCare), and any such forward-looking statements involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, including as a result of the company’s strategic transactions, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management's estimates, beliefs, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "will," "predicts," and variations on such words, and similar expressions that reflect the company’s current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations, are described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2026, as updated from time to time in the company's Securities and Exchange Commission filings. These factors include, but are not limited to: the risks arising from the integration of the Clorox Purell ProCare business, including the ability to successfully integrate Clorox Purell ProCare’s operations, systems, controls, culture, customers, suppliers and personnel, and to realize the anticipated benefits and synergies of the acquisition, including cost savings and growth opportunities, when expected or at all; the risks of adapting to Clorox Purell ProCare’s business-to-business (“B2B”) operating model, including differences in distribution channels, go-to-market strategies, margin profiles and customer requirements, increased exposure to customer concentration and consolidation among distributors, group purchasing organizations, health systems and other institutional customers in B2B channels, and potential channel conflict with the company’s consumer business; the risk of increased regulatory exposure resulting from Clorox Purell ProCare’s portfolio of products subject to U.S. Food and Drug Administration oversight, including products regulated as cosmetics and over-the-counter drugs; the risk of unexpected costs, expenses or litigation resulting from the GOJO acquisition; the risk of impairment charges related to intangible assets acquired in connection with the GOJO acquisition; the risks related to disruption of the company’s ongoing business operations and diversion of management time and resources from the company’s strategic transactions; the risk that the GOJO acquisition may have an adverse effect on the company’s ability to retain key personnel, customers and suppliers; unfavorable general economic and geopolitical conditions beyond the company’s control, including inflation, supply chain disruptions, labor shortages, wage pressures, fuel and energy costs, interest rate fluctuations, foreign currency exchange rate fluctuations, weather events or natural disasters, disease outbreaks or pandemics, terrorism, and unstable geopolitical conditions, including active armed conflicts and military hostilities in the Middle East, such as the ongoing conflict involving Iran, and rising tensions in various parts of the world, as well as macroeconomic and geopolitical volatility and uncertainty resulting from a number of these and other factors, such as actual and potential shifts in U.S. and foreign trade policies and agreements, escalating trade tensions between the U.S. and its trading partners, especially China, the potential expansion of sanctions regimes, and disruptions to global markets or transportation routes, particularly due to the imposition of U.S. and retaliatory tariffs; the impact of market and category declines, and the company’s product and geographic mix on its ability to meet sales growth targets; risks relating to acquisitions, joint ventures, new venture investments and divestitures, and associated costs, including asset impairment charges related to, among others, intangible assets, trademarks and goodwill, integration costs and potential contingent liabilities related to those transactions; the company’s ability to successfully execute or realize the anticipated benefits of its strategic or transformational initiatives, including its completed ERP implementation and post-implementation stabilization as well as the shift towards a simplified operating structure; the impact of the changing retail environment, including the growth of alternative retail channels and business models, the increasing use of artificial intelligence by discovery and retailer platforms, and changing consumer preferences; intense competition in the company’s markets; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; risks related to supply chain issues, product shortages and disruptions to the business, as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; risks related to the company’s use of and reliance on information technology systems, including potential and actual security breaches, cyberattacks, privacy breaches or data breaches, including as a result of the increasing use of artificial intelligence by threat actors, that result in the unauthorized disclosure of consumer, customer, employee or company information, business, service or operational disruptions, or that impact the company’s financial results or financial reporting, or any resulting unfavorable outcomes, increased costs or legal proceedings; the ability of the company to innovate, including to deliver product superiority across performance, value, packaging and brand experience, and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including due to regulatory uncertainty and lack of regulatory convergence among different jurisdictions; lower revenue, increased costs, other financial statement impacts or reputational harm resulting from government actions, compliance with regulations, or any material costs imposed by changes in regulation; the company’s ability to maintain its business reputation and the reputation of its brands and products; dependence on key customers and risks related to customer consolidation and ordering patterns; the company’s ability to attract and retain key personnel, which may continue to be impacted by challenges in the labor market, such as increasing labor costs and sustained labor shortages, as well as the company’s ability to manage leadership transitions, including the previously announced CEO succession, and retain and integrate key employees of acquired businesses; changes to the company’s processes and procedures as a result of its digital capabilities and productivity enhancements, its increasing use of emerging technologies such as artificial intelligence, and the integration of acquired businesses (including Clorox Purell ProCare) that may result in changes to the company’s internal controls over financial reporting; risks related to the company’s continued operation of the Glad business; risks related to international operations and international trade, including changing macroeconomic conditions as a result of inflation, volatile commodity prices and increases in raw and packaging materials prices, labor, energy and logistics; global economic or political instability; foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade policy and tariffs, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; potential operational or supply chain disruptions from wars and military conflicts, including active armed conflicts and military hostilities in the Middle East, such as the ongoing conflict involving Iran, and/or Ukraine and rising tensions in various parts of the world, such as between China and Taiwan; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies; and the possibility of nationalization, expropriation of assets or other government action or inaction, including the impacts of any prolonged U.S. government shutdown; risk of reductions in the estimated fair value of the Burt's Bees trademark and potential impairment charges; the impact of climate change and other sustainability issues on sales, operating costs, reputation or stakeholder relationships; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to the company's reliance on third-party service providers, including inability to meet cost savings or efficiencies, business or systems disruptions, and other liabilities, including legal or regulatory risk; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company’s ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness and credit rating, including increased indebtedness resulting from the GOJO acquisition and Glad joint venture buyout, and the downgrade of the company’s long-term credit ratings by S&P Global Ratings, on its business operations and financial results and the company’s ability to access capital markets and other funding sources, as well as the cost of capital to the company; the company’s ability to pay and declare dividends or repurchase its stock in the future; and the impacts of potential stockholder activism.

The company's forward-looking statements in this press release are based on management's current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
•This press release contains non-GAAP financial information related to organic sales growth / (decrease), adjusted EPS, and segment adjusted EBIT for the first quarter of fiscal year 2027, as well as organic sales growth / (decrease) and adjusted EPS outlook for fiscal year 2027. The reasons management believes these measures are useful to investors are described below. Certain non-GAAP financial measures may be considered in determining incentive compensation.
•Clorox defines organic sales growth / (decrease) as GAAP net sales growth / (decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
•Management believes that the presentation of organic sales growth / (decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth / (decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Organic Sales, Adjusted Cost of Products Sold, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Selling and Administrative expenses, Adjusted Other (Income) Expense, Net, Adjusted Net Earnings Attributable to Clorox, and Adjusted Diluted Net Earnings Per Share are calculated in accordance with GAAP, that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual that are not indicative of the company’s underlying operations. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. Non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EBIT represents earnings (losses) before income taxes excluding interest income, interest expense and other significant items that are nonrecurring or unusual that are not indicative of the company’s underlying operations. The company uses this measure to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance, and allocate resources to each segment. Adjusted EBIT may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•The non-GAAP measures listed above are supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as the pension settlement charge, incremental costs and insurance recoveries related to the August 2023 cyberattack, asset impairments, charges related to the digital capabilities and productivity enhancements investment, transaction and integration costs related to acquisitions, significant losses related to divestitures and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time.
•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:
Acquisition and Integration Costs
On April 1, 2026, the company completed the previously announced acquisition of GOJO Industries. As a result of this transaction, various acquisition and integration-related costs were and will be incurred related to the acquisition and efforts to integrate the recently acquired business to the company’s systems and processes. These costs include inventory step-up charges representing expense recognition of fair value adjustments in excess of the historical cost basis of inventory obtained through the acquisition, as well as direct acquisition transaction costs and legal-entity, operational, manufacturing, and information technology integration costs.

Due to the nature, scope and magnitude of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Digital Capabilities and Productivity Enhancements Investment
As announced in August 2021, the company invested in transformative technologies and processes over a five-year period beginning in fiscal year 2022 and completed during the third quarter of fiscal year 2026. The investment included replacement of the company's ERP system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. The total incremental transformational investment was approximately $580 million. It is expected that these implementations will generate efficiencies and transform the company's operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.
Of the total investment, approximately 75% represented incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS. About 70% of these operating costs were related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.
Due to the nature, scope and magnitude of this investment, these costs were considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, ceased at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the company's underlying operating performance, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

The following table provides reconciliation of organic sales growth / (decrease) (non-GAAP) to net sales growth / (decrease), the most comparable GAAP measure:

	Three months ended September 30, 2026
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	62%	17%	16%	11%	33%
Add: Foreign exchange	—	—	—	(2)	—
Add/(Subtract): Divestitures/acquisitions (2)	(39)	—	—	—	(15)
Organic sales growth / (decrease) (non-GAAP)	23%	17%	16%	9%	18%
(1)Total Company includes Corporate and Other.
(2)Reflects the impact of the GOJO acquisition.

The following tables provide reconciliations of adjusted non-GAAP line items to the most comparable GAAP measure:

Reconciliation of Non-GAAP Measures
	Three months ended September 30, 2026
	As Reported GAAP	Acquisition and integration costs	Adjusted (non-GAAP)
Cost of products sold	$1,135	$(10)	$1,125
Gross profit	770	10	780
Gross margin	40.4%		40.9%

Selling and administrative expenses	290	(16)	274
Percent of net sales	15.2%		14.4%

Other (income) expense, net	2	—	2

Net earnings attributable to Clorox	170	20	190

Diluted net earnings per share	$1.39	$0.16	$1.55

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS)
(Dollars in millions except per share data)

	Diluted earnings per share
	Three months ended
	9/30/2026	9/30/2025	% Change
As reported (GAAP)	$1.39	$0.65	114%
Acquisition and integration costs (1)	0.16	—
Digital capabilities and productivity enhancements investment (2)	—	0.20
As adjusted (non-GAAP)	$1.55	$0.85	82%

(1)During the three months ended September 30, 2026, the company incurred approximately $26 ($20 after tax) of costs related to the GOJO acquisition.

(2)During the three months ended September 30, 2025, the company incurred approximately $32 ($25 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.

The following table provides reconciliation of adjusted EBIT (non-GAAP) to earnings before income taxes, the most comparable GAAP measure:

	Reconciliation of earnings before income taxes to adjusted EBIT
	Three months ended
	9/30/2026	9/30/2025
Earnings before income taxes	$207	$107
Interest income	(1)	(2)
Interest expense	52	23
Acquisition and integration costs	26	—
Digital capabilities and productivity enhancements investment	—	32
Adjusted EBIT	$284	$160

	Full year 2027 outlook (estimated range)
	Diluted earnings per share
	Low	High
As estimated (GAAP)	$5.41	$5.71
Acquisition and integration costs (1)	0.29	0.29
As adjusted (non-GAAP)	$5.70	$6.00

(1)In fiscal year 2027, the company expects to incur approximately $46 ($35 after tax) of costs related to the GOJO acquisition.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data
	Three months ended
	9/30/2026	9/30/2025
Net sales	$1,905	$1,429
Cost of products sold	1,135	833
Gross profit	770	596
Selling and administrative expenses	290	277
Advertising costs	190	166
Research and development costs	29	28
Interest expense	52	23
Other (income) expense, net	2	(5)
Earnings before income taxes	207	107
Income tax expense	34	25
Net earnings	173	82
Less: Net earnings attributable to noncontrolling interests	3	2
Net earnings attributable to Clorox	$170	$80

Net earnings per share attributable to Clorox
Basic net earnings per share	$1.39	$0.65
Diluted net earnings per share	$1.39	$0.65

Weighted average shares outstanding (in thousands)
Basic	121,619	122,629
Diluted	122,027	123,018

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales
	Three months ended
	9/30/2026	9/30/2025	% Change(1)
Health and Wellness	$918	$565	62%
Household	423	362	17%
Lifestyle	283	245	16%
International	281	253	11%
Reportable segment total	1,905	1,425
Corporate and Other	—	4	(100)%
Total	$1,905	$1,429	33%

	Segment adjusted EBIT
	Three months ended
	9/30/2026	9/30/2025	% Change(1)
Health and Wellness	$209	$124	69%
Household	30	27	11%
Lifestyle	60	38	58%
International	31	19	63%
Reportable segment total	330	208
Corporate and Other	(46)	(48)
Interest income	1	2
Interest expense	(52)	(23)
Acquisition and integration costs (2)	(26)	—
Digital capabilities and productivity enhancements investment (3)	—	(32)
Earnings before income taxes	$207	$107	93%

(1)Percentages based on rounded numbers.
(2)Represents expenses related to the company's acquisition and integration of GOJO of $26 ($20 after tax) for the three months ended September 30, 2026
(3)Represents expenses related to the company's digital capabilities and productivity enhancements investment of $32 ($25 after tax) for the three months ended September 30, 2025.

Condensed Consolidated Balance Sheets
Dollars in millions
	9/30/2026	6/30/2026	9/30/2025
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$184	$143	$166
Receivables, net	745	791	703
Inventories, net	774	777	577
Prepaid expenses and other current assets	228	113	249
Total current assets	1,931	1,824	1,695
Property, plant and equipment, net	1,482	1,512	1,251
Operating lease right-of-use assets	384	401	318
Goodwill	1,944	1,945	1,227
Trademarks, net	988	989	502
Other intangible assets, net	593	606	59
Other assets	510	517	476
Total assets	$7,832	$7,794	$5,528

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$1,175	$1,086	$218
Current maturities of long-term debt	1	1	—
Current operating lease liabilities	89	86	89
Accounts payable and accrued liabilities	1,689	1,600	1,927
Total current liabilities	2,954	2,773	2,234
Long-term debt	3,982	3,981	2,485
Long-term operating lease liabilities	347	366	286
Other liabilities	412	405	365
Deferred income taxes	16	17	20
Total liabilities	7,711	7,542	5,390
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—
Common stock	131	131	131
Additional paid-in capital	1,320	1,312	1,326
Retained earnings	247	386	200
Treasury stock	(1,579)	(1,582)	(1,514)
Accumulated other comprehensive net (loss) income	(158)	(157)	(165)
Total Clorox stockholders’ (deficit) equity	(39)	90	(22)
Noncontrolling interests	160	162	160
Total stockholders’ equity	121	252	138
Total liabilities and stockholders’ equity	$7,832	$7,794	$5,528